Exhibit 5(b) and 8



                                REID & PRIEST LLP
                               40 WEST 57TH STREET
                             NEW YORK, NY 10019-4097
                             TELEPHONE 212 603-2000
                                FAX 212 603-2001



                                                   January 7, 1998



          ENSERCH Corporation
          Energy Plaza
          1601 Bryan Street
          Dallas, Texas 75201

          Ladies and Gentlemen:

               Reference is made to the Registration Statement (Registration Statement) on Form S-3 to be filed by ENSERCH Corporation (Company) and ENSERCH Capital I (Trust) on or about the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of (i) securities (Securities) in an aggregate offering amount of $275,000,000, including (a) debt securities (Debt Securities) of the Company to be issued pursuant to the terms of one or more indentures (each a Debt Securities Indenture); and (b) preferred trust securities (Preferred Trust Securities) of the Trust; (ii) the guarantee of the Company with respect to the Preferred Trust Securities (the Guarantee); and
          (iii) the Company's Junior Subordinated Debentures (Subordinated Debentures) to be issued pursuant to the terms of an indenture (Subordinated Indenture) and purchased by the Trust with the proceeds of the sale of the Preferred Trust Securities. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

               Based upon the foregoing, we are of the opinion that:

               1. The Company is a corporation validly organized and existing under the laws of the State of Texas.

               2. All requisite action necessary to make any Debt Securities valid, legal and binding obligations of the Company will have been taken when:

                    a. A Debt Securities Indenture with respect to such Debt Securities shall have been executed and delivered by a duly authorized officer or representative of the Company and by the trustee under such Debt Securities Indenture; and

                    b. The Board of Directors of the Company, or an officer duly authorized thereby, shall have taken such action, pursuant to the terms of such Debt Securities Indenture, as may be necessary to fix and determine the terms of such Debt Securities, and such Debt Securities shall have been issued and delivered in accordance with the terms and provisions of such Debt Securities Indenture.

               3. All requisite action necessary to make the Guarantee a valid, legal and binding obligation of the Company will have been taken when the Board of Directors of the Company, or an officer duly authorized thereby, shall have taken such action as may be necessary to fix and determine the terms of the Guarantee and the Guarantee shall have been duly executed and delivered by the parties thereto;

               4. All requisite action necessary to make the Subordinated Debentures valid, legal and binding obligations of the Company will have been taken when:

                     a. The Subordinated Indenture shall have been executed and delivered by a duly authorized officer or representative of the Company and by the trustee under the Subordinated Indenture; and

                    b. The Board of Directors of the Company, or an officer duly authorized thereby, shall have taken such action, pursuant to the terms of the Subordinated Indenture, as may be necessary to fix and determine the terms of the Subordinated Debentures, and the Subordinated Debentures shall have been issued and delivered in accordance with the terms and provisions of the Subordinated Indenture.

                    We are members of the New York Bar and do not hold ourselves out as experts on the laws of Texas. As to all matters of Texas law, we have with your consent relied upon an opinion of even date herewith addressed to you by Worsham, Forsythe & Wooldridge, L.L.P. of Dallas, Texas.

                    We confirm our opinion as set forth under the caption "Certain United States Federal Income Tax Consequences Relating To The Preferred Trust Securities" in the prospectus constituting a part of the Registration Statement.

                    We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name as counsel in the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Reid & Priest LLP

                                                  REID & PRIEST LLP